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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
netGuru, Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 333-29747, 333-72095 and 333-84184) on Form S-8 and in the Registration
Statements (Nos. 333-100651, 333-40564, 333-94921, 333-88887 and 333-84940) on
Form S-3 of netGuru, Inc. of our report dated May 30, 2002, relating to the consolidated balance sheet of netGuru, Inc. and subsidiaries as of March 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the two-year period ended March 31, 2002, which report appears in Amendment No. 1 to the March 31, 2002 annual report on Form 10-KSB of netGuru, Inc.


                                                              /s/ KPMG LLP
Orange County, California
December 2, 2002